Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hyatt Hotels Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Carry Forward Securities

Carry Forward Securities	Equity	Class A Common Stock, par value $0.01 per share(1)	Rule 415(a)(6)	9,202,765 (2)	—	$528,698,850	—	—	S-3ASR	333- 238574	May 21, 2020	$61,277

	Total Offering Amounts					$528,698,850		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

This registration statement includes 9,202,765 unsold shares of the registrant’s Class A common stock, par value $0.01 per share (the “Class A common stock”), previously registered on a registration statement on Form S-3 (File No. 333-238574) filed by the registrant on May 21, 2020. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the $61,277 filing fee previously paid in connection with such unsold shares (based on the filing fee rate in effect at the time such shares were initially registered) will continue to be applied to such unsold shares. The offering of the unsold shares under the prior registration statement will be deemed terminated as of the date of effectiveness of this registration statement.

(2)	Reflects shares of Class A common stock issuable upon conversion of 9,202,765 shares of the registrant’s Class B common stock, par value $0.01 per share, held by certain selling stockholders.